Enovis Corporation
2020 Omnibus Incentive Plan

Form of Performance Stock Unit Agreement

Enovis Corporation, a Delaware corporation (the “Company”), hereby grants stock units relating to shares of its common stock, $.001 par value (the “Stock”), to the individual named below as the Grantee. The terms and conditions of the grant are set forth in this Performance Stock Unit Agreement (the “Agreement”) and in the Enovis Corporation 2020 Omnibus Incentive Plan (as amended, the “Plan”).

Grant Date:    [Grant Date]
Name of Grantee:    [Participant Name]
Grantee Employee ID:    [Employee ID]
Number of Stock Units Covered by Award at Target:    [Number of Awards Granted]
Performance Condition on Stock Unit Eligibility:
Eligibility to vest in the Eligible Stock Units covered by this Award is determined based on the level of achievement of the Performance Criteria set forth in this Agreement.
Performance Period and End Date:    [Performance Period]
Vesting Schedule for Eligible Stock Units after Application of the Performance Criteria: [Vesting Schedule]
Determination Date of Eligible Stock Units:    The date the Committee determines achievement of the Performance Criteria.
By accepting this Award in the manner established by the Company, you agree to all of the terms and conditions described in this Agreement and in the Plan. You acknowledge that (a) you have received a copy of the Plan and this Agreement and have read and understand the terms and conditions of the Plan and this Agreement, (b) the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants, (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company, (d) your participation is voluntary, (e) the Award is not part of normal or expected compensation or salary for any purposes, including but not limited to calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and the Award is an extraordinary item which is outside the scope of your employment agreement, if any, (f) in the event that you are an employee of an Affiliate of the Company, the Award will not be interpreted to form an employment agreement or relationship with the Company; and furthermore, the Award will not be interpreted to form an employment agreement with the Affiliate that is your employer, (g) no claim or entitlement to compensation or damages arises from forfeiture or termination of the Award and you irrevocably release the Company and its Affiliates from any such claim that may arise, and (h) in the event of involuntary termination of your employment, your right to receive the Award, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment, your right to vest in the Award after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law.  You agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan. Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan, unless indicated otherwise.

This is not a stock certificate or a negotiable instrument.
PERFORMANCE RSU OFFICER WITH RETIREMENT

Stock Units    This grant is an Award of stock units in the number of units set forth above, subject to the performance criteria and the vesting conditions described below (“Stock Units”).

Performance Criteria    [____________________]

Vesting    If at the end of the Performance Period there are Eligible Stock Units covered by this Agreement, your Eligible Stock Units shall vest according to the schedule set forth above (or as specified below), provided that you remain in Service on the relevant Vesting Dates. If your Service terminates for any reason other than death, Disability, or Retirement (as defined below) prior to the relevant Vesting Dates, you will forfeit any Eligible Stock Units in which you have not yet become vested.

Death or Disability    If your Service terminates due to your death or Disability, your Eligible Stock Units (if any) will vest according to the schedule set forth above as if your Service had not terminated. Your Eligible Stock Units (if any) will vest according to the schedule set forth on above as if your Service had not terminated and assuming achievement at actual performance, provided that the number of Eligible Stock Units that become vested will be pro-rated based on a percentage equal to the number of days you were employed during the Performance Period prior to your termination of Service divided by the total number of days in the Performance Period.

Retirement    If your Service terminates due to Retirement (as defined below), your Eligible Stock Units (if any) will vest according to the schedule set forth above as if your Service had not terminated and assuming achievement at target; provided that the number of Eligible Stock Units that become vested will be pro-rated based on a percentage equal to the number of days you were employed during the Performance Period prior to your termination of Service divided by the total number of days in the Performance Period. “Retirement” means your termination of Service when your age and years of Service sum to at least sixty-five (65); provided you have reached age fifty-five (55) and have at least five (5) years of Service. For purposes of this definition of Retirement, “Service” shall be limited to service with Enovis Corporation, and shall not include any service with a different or predecessor employer.

Clawback    You hereby acknowledge and agree, as an officer, that this Award is subject to the terms and conditions of the Company’s clawback policy as in effect from time to time (including potential recoupment thereunder), a current copy of which may be requested from the Company at any time, and the terms and conditions of which are hereby incorporated by reference into this Agreement.

Settlement of Stock Units    Settlement of your vested Eligible Stock Units shall be made, as determined by the Committee, on the basis of (i) one share of Stock per each vested Eligible Stock Unit, or (ii) cash equal to the product of the closing price on vest date multiplied by the number of Stock Units you earned (as determined in accordance with the provisions of this Agreement and certified by the Committee), or (iii) a combination of (i) and (ii), as soon as practicable upon vesting and in any event not later than March 15th after the end of the calendar year in which they vest.

Enovis Corporation
2020 Omnibus Incentive Plan

Withholding Taxes    You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Stock Units or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company will have the right to: (i) require that you arrange such payments to the Company, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) cause an immediate forfeiture of shares of Stock subject to the Stock Units granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.
Change in Control/Business     Notwithstanding any provision of this Agreement to the contrary and except as set
Combination    forth immediately below, if a Change in Control occurs after the Grant Date and prior to the end of the performance period, and your employment is terminated by the Company without Cause or you resign for Good Reason during the two-year period following a Change in Control, you shall be deemed to have earned the Stock Units granted hereunder at the greater of target level and actual level of performance as of the date immediately prior to the Change in Control, and the shares of Stock subject to them shall be settled, as determined by the Committee in accordance with the “Settlement of Stock Units” section herein, immediately prior to the Change in Control. For purposes of this Agreement, the terms “Cause” and “Good Reason” shall have the meanings ascribed in the change in control agreement entered into between you and the Company.
    Notwithstanding the above provision, in connection with a Business Combination the result of which is that the Company’s shares of Stock are exchanged for or become exchangeable for securities of another entity, cash or a combination of both, if the entity resulting from such Business Combination does not assume these Stock Units and the Company’s obligations under this Agreement or replace these Stock Units with a substantially equivalent security of the entity resulting from such Business Combination, then the Stock Units evidenced by this Agreement will become 100% vested as of the day immediately prior to the date of such Business Combination and be payable in the form of shares of Stock, cash or a combination of both, as determined by the Committee.
Transfer of Stock Units    This Award and your Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may this Award or the Stock Units be made subject to execution, attachment or similar process.
Retention Rights    This Agreement does not give you the right to be retained or employed by the Company (or any Affiliates) in any capacity. The Company (and any Affiliates) reserves the right to terminate your Service at any time for any reason.
Shareholder Rights    You do not have any of the rights of a shareholder with respect to the Stock Units unless and until the shares of Stock relating to the Eligible Stock Units have been delivered to you.
Forfeiture of Rights    If (i) while employed by the Company you should take actions in competition with the Company or (ii) while employed by the Company or during the twelve
This is not a stock certificate or a negotiable instrument.
PERFORMANCE RSU OFFICER WITH RETIREMENT

(12) month period immediately following your termination of employment with the Company you should take actions to, directly or indirectly, solicit or persuade, or attempt to solicit or persuade, any employee or independent contractor of Company or its Affiliates at the time of such contact to terminate or modify his or her employment or service relationship, whether or not pursuant to a written agreement, with the Company and its Affiliates, the Company shall have the right to cause a forfeiture of your unvested Eligible Stock Units.
     Unless otherwise specified in an employment or other agreement between the Company and you (including the Company’s Code of Ethics), you take actions in competition with the Company if you directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or are a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity which competes with any business in which the Company or any of its Affiliates is engaged during your employment or other relationship with the Company or its Affiliates or at the time of your termination of Service. Under the prior sentence, ownership of less than 1% of the securities of a public company shall not be treated as an action in competition with the Company. Notwithstanding anything herein to the contrary, in the event you primarily live and work for the Company in California, so long as you primarily reside in and are subject to the law of California, the restrictions on your post-employment conduct contained in this “Forfeiture of Rights” section – the noncompete, customer nonsolicit, and employee nonsolicit provisions shall not be applicable to you. Nothing in this Agreement shall be construed to create a restriction or forfeiture, or a comparable obligation that would be prohibited under applicable California law.
Adjustments    The Stock Units and the shares of Stock subject to the Stock Units may be adjusted or terminated in any manner contemplated by Section 17 of the Plan.
Amendment    The Committee has the right to amend, alter, suspend, discontinue or cancel this Award, prospectively or retroactively; provided that no such amendment shall adversely affect your material rights under this Agreement without your consent.
Applicable Law    This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
The Plan    Unless otherwise specified in an employment or other agreement between the Company and you, this Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award of Stock Units. Any prior agreements, commitments or negotiations concerning this Award are superseded.
Data Privacy    In order to administer the Plan, the Company and its Affiliates may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your name, telephone number, home address and business addresses and other contact information, date of birth, social

Enovis Corporation
2020 Omnibus Incentive Plan
insurance number or other identification number, nationality, job title, any common stock or directorships held in the Company, details of the Award or any other entitlement to cash awarded, payroll information (including salary) and any other information that might be deemed appropriate by the Company and the Committee to facilitate the implementation, administration and management of the Plan and the Award (the “Data”).
     By accepting this Award, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Data by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Award and the Plan. You also give explicit consent to the Company and its Affiliates to transfer any such Data inside and outside the country in which you work or are employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company, the Committee and other persons who are designated by the Company to administer, implement and manage the Award and the Plan. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients of the Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Award and the Plan. You understand that the Data will be held only as long as is necessary to implement, administer and manage your participation in the Award and the Plan. You understand that you may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Award. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
Consent to Electronic Delivery    The Company may choose to deliver certain materials relating to the Plan in electronic form. By accepting this grant, you agree that the Company may deliver all communications regarding the Plan and this Award (including, but not limited to, the Plan prospectus and the Company’s annual report) to you in an electronic format or through an online or electronic system established by the Company or a third party designated by the Company. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact Corporate Human Resources to request paper copies of these documents.
Section 409A    This Agreement, and any issuance of shares hereunder, is intended to comply and will be interpreted in accordance with Section 409A. Upon your Separation from Service (as defined below), the Company will determine whether any shares issued to you in accordance with this Agreement could be determined to be payments from a nonqualified deferred compensation plan and whether you are a “specified employee” as of the applicable payment date (each as defined by Section 409A). If you are determined to be a “specified employee” and any such
This is not a stock certificate or a negotiable instrument.
PERFORMANCE RSU OFFICER WITH RETIREMENT

payments are payable in connection with your Separation from Service, and are not exempt from Section 409A of the Code as a short-term deferral or otherwise, these payments, to the extent otherwise payable within six (6) months after your date of Separation from Service, will be paid in a lump sum on the earlier of: (i) the date that is six (6) months after your date of Separation from Service or (ii) the date of your death. The foregoing six (6) month delay will be applied if and only to the extent necessary to avoid the imposition of taxes under Section 409A. For purposes of this Agreement, a “Separation from Service” means an anticipated permanent reduction in the level of bona fide services to twenty percent (20%) or less of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period. For purposes of Section 409A, the payments to be made to you in accordance with this Agreement will be treated as a right to a series of separate payments.
By accepting this Award in the manner established by the Company, you agree to all of the terms and conditions described above and in the Plan.